Exhibit 10.13

Date

“First_Name” “Middle_Name” “Last_Name”

“Address_Line_1”

“Address_Line_2”

“City”, “State” “Zip_Code”

RE:	Grant of Director Options - Letter Agreement Dated “Option_Date”, Option Number “NUM”

Dear “First_Name”:

I am pleased to confirm to you the grant on “Option_Date” (the “Date of Grant”) of a nonqualified stock option (the “Director Option”) under the First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Director Option provides you with the opportunity to purchase for “Option_Price” per share up to “Shares_Granted” shares of the Company’s Common Stock.

The Director Option is subject to the terms and conditions of the Directors’ Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following:

(1)	Vesting and Exercisability: In general, the Director Option will become fully vested and exercisable on “Vest_Date_Period_1”. In the event of your death, disability, retirement (as defined below) or of a Change-in-Control as defined in the Company’s Omnibus Stock and Incentive Plan, as Amended (the “Omnibus Plan”), the Director Option will become fully vested and exercisable. Retirement means termination of your membership on the First Midwest Bancorp, Inc. Board of Directors at the expiration of your term of office (unless you are then elected for another term of office), or under such other circumstances as the Board may determine to constitute retirement.

(2)	Expiration: If you cease to be a director for any reason other than death, disability or retirement prior to the date the Director Option becomes fully vested, the Director Option will expire on the date your directorship ends. If the Director Option has become fully vested at the time you cease to be a director, the Director Option will expire on the third anniversary of the date you ceased to be a director for any reason. In no event, however, may the Director Option be exercised beyond “Expiration_Date_Period_1”.

(3)	Procedure for Exercise: Once vested, you may exercise the Director Option at any time by delivering written notice of exercise and payment of the exercise price in full either (a) in cash or its equivalent (as described in the Directors’ Plan), or (b) by tendering previously-acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the total exercise price that have been owned by you for six (6) months or more, or (c) by a combination of (a) and (b). You may deliver an affirmation of ownership of Common Stock having the required fair market value in lieu of physically tendering such shares.

(4)	Limited Transferability; Beneficiary Designation: The Director Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or the laws of descent and distribution and other than as provided herein. The Director Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer the Director Option to:

(a)	your spouse, children or grandchildren (“Immediate Family Members”);

(b)	trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(c)	a partnership in which such Immediate Family Members are the only partners,

provided that:

(i)	there may be no consideration for any such transfer,

(ii)	subsequent transfers of the transferred Director Option shall be prohibited, except to designated beneficiaries; and

(iii)	such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

Following transfer, the Director Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exercisability and expiration of the Director Option shall continue to be applied with respect to you and your status as a director, and the Director Option shall be exercisable by the transferee only to the extent, and for the periods, set forth in Paragraphs (1) and (2) above. Transfer of Common Stock purchased by your transferee upon exercise of the Director Option may also be subject to the restrictions and limitations described in Paragraph (5) below.

(5)	Securities Law Reporting Requirements and Restrictions: You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell or otherwise dispose of any Common Stock purchased upon exercise of the Director Option. In addition, because of your status as a director of the Company, prior to exercise of the Director Option or sale of any shares acquired upon exercise, you should consult with the Company’s Corporate Secretary with respect to the implications of Section 16(a) two-day reporting obligation and (b) short-swing profit recovery provisions of the Securities Exchange Act of 1934 on such exercise or sale. Additional information regarding these rules will be provided to you, on request, from the Company’s Corporate Secretary.

(6)	Reload Provisions: As described more fully in Appendix B, “General Information Regarding Reload Stock Options” of the “Summary Description” of the Directors’ Plan, the Board of Directors of First Midwest Bancorp, Inc. has approved the grant of reload stock options upon certain exercises of the Director Options. Accordingly, a reload stock option will be granted upon any exercise of the Director Option by you while you are a director and upon which you tender previously-acquired Common Stock (Common Stock which has been held for at least six (6) months) in payment of the exercise price. A Reload Option Letter Agreement will be issued to you to evidence the grant of a reload stock option. Reload stock options will not be granted if this Option is exercised by your transferee or beneficiary, or if you are not a director at the time of exercise. For this purpose, you will not be deemed to be a director during any period with respect to which a Continuing Participant Agreement (described below) is in effect. The Board has reserved the right, at any time and for any reason, to amend, modify or terminate the granting of reload stock options upon the exercise of the Option. You will be notified by the Company in the event of any such action.

(7)	Continuing Participant Agreement: For purposes of this Director Option, your directorship will not be deemed to have terminated, and instead will be deemed to be continuing, during any period during which you are a party to a Continuing Participant Agreement with the Company; provided such Continuing Participant Agreement was approved by the Board of Directors of the Company.

(8)	Tax Consequences: Director Options are in the form of nonqualified stock options and cannot qualify as “incentive stock options” under the provisions of Internal Revenue Code Section 422. No federal or state income taxes or FICA/Medicare taxes will be withheld by the Company upon exercise. Information regarding the tax consequences of the Director Option will be provided to you.

(9)	Miscellaneous: Nothing in this Letter Agreement confers any right on you to continue as a director of the Company. This Letter Agreement will be binding upon, and insure to the benefit of, your and the Company’s successors and assigns.

(10)	Conformity with Directors’ Plan: The Director Option is intended to conform to the Directors’ Plan in all respects. Inconsistencies between this Letter Agreement and the Directors’ Plan shall be resolved in accordance with the terms of the Directors’ Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement you agree to be bound by the terms hereof and of the Directors’ Plan. Except as otherwise expressly provided herein, all definitions stated in the Directors’ Plan shall be applicable to this Letter Agreement.

To confirm your understanding and acceptance of the Director Option granted to you by this Letter Agreement, kindly execute and return to the Company’s Corporate Secretary in the enclosed envelope the following documents: (a) the “Confirmation of Acceptance” endorsement, and (b) the Beneficiary Designation Form.

If you have any questions, please do not hesitate to contact the Corporate Controller at (630) 875-7459.

Very truly yours,

First Midwest Bancorp, Inc.

John M. O’Meara

President and Chief Executive Officer

First Midwest Bancorp, Inc.

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